CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Forty-Eight Individual Non-Qualified Stock Option Agreements of Champion Enterprises, Inc. for the registration of 1,419,500 shares of its common stock, of our report dated May 17, 1996, with respect to the consolidated financial statements of Redman Industries, Inc. for the year ended March 29, 1996, included in Champion Enterprises, Inc.'s Annual Report (Form 10K) for the year ended January 3, 1998 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP

Dallas, Texas
September 10, 1998